Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS PRELIMINARY FOURTH QUARTER 2013 ESBRIET® (PIRFENIDONE) REVENUE AND RECENT BUSINESS HIGHLIGHTS

– Q4’13 revenue of $25.6 million represents ninth consecutive quarter of Esbriet growth –

– Last patient to complete treatment this month in Phase 3 ASCEND trial –

– Strong progress on antifibrotic R&D pipeline –

BRISBANE, Calif., January 9, 2014 — InterMune, Inc. (NASDAQ: ITMN) today announced unaudited revenue for the fourth quarter and year ended December 31, 2013. The company also provided updated 2013 expense guidance, highlighted recent progress in its commercial and other business activities and provided forward-looking guidance for 2014 revenue and expenses.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “2013 was a year of strong execution and growing momentum in every part of our business. Revenue from our Esbriet product, marketed in certain European countries and Canada for the treatment of patients with idiopathic pulmonary fibrosis, or IPF, grew by 168 percent in 2013 to approximately $70.2 million, and we expect Esbriet revenue growth to continue in 2014 by 65-90 percent to $115-$135 million. We are proud to have reported four consecutive quarters of revenue growth during 2013 and nine consecutive quarters of growth since Esbriet was first launched. Our European operations are performing well and we expect cash flows from our European sales to fully support our European operations sometime in the latter half of 2014.

“Today, we announced that we expect to communicate top-line results from the ASCEND study early in the second quarter of 2014, and to present the study results at the American Thoracic Society (ATS) conference in May 2014,” Mr. Welch added. “As we closed out 2013, we announced our progress and planned investments in our growing R&D pipeline that build on our commercial momentum with Esbriet, leverage our expertise in IPF and fibrosis and move us toward realizing our strategic vision of becoming a leader in specialty fibrotic diseases.”

2013 Highlights

InterMune noted the following achievements in 2013:

•	Unaudited Esbriet revenue in the fourth quarter of 2013 totaled approximately $25.6 million, compared with $8.2 million in the fourth quarter of 2012, an increase of 212 percent. Unaudited Esbriet revenue totaled approximately $70.2 million for the full-year 2013, compared with $26.2 million in 2012, an increase of 168 percent.

•	Esbriet is now reimbursed, attractively priced and launched in countries that comprise approximately 85 percent of the population in the company’s 15 priority countries in Europe.

•	In January 2013, InterMune launched Esbriet in Canada, the world’s ninth largest pharmaceutical market. Esbriet is now reimbursed by approximately 90 percent of the private insurers in Canada, which cover approximately one third of all IPF patients in that country. InterMune currently expects that meaningful reimbursement from the public plans will begin to be secured in the second half of 2014 and the process to be concluded in mid-2015.

•	The last patients will complete treatment later this month in ASCEND, the company’s pivotal Phase 3 trial of pirfenidone to support marketing approval in the United States. A safety follow-up period on the last patients must be completed and typical industry procedures conducted to ensure data integrity for all 555 patients at 127 sites prior to reporting top-line results. Top-line results are expected to be reported early in the second quarter of 2014.

•	Study conduct in ASCEND remains excellent with a level of patient retention in the study that exceeds 90 percent. More than 95 percent of eligible patients (those patients who remain on blinded pirfenidone or placebo therapy) who have completed the ASCEND study have decided to enter the open-label RECAP extension study. RECAP is a study in which all patients receive pirfenidone. RECAP also includes patients rolled over from the company’s prior CAPACITY program which completed in late 2008 and enrolled 779 patients in two Phase 3 studies. RECAP provides valuable long-term safety data that further expands the already large safety database for pirfenidone in patients with IPF.

•	In November of 2013, InterMune announced its new strategic growth plan that will guide the company’s investments and business focus to achieve its vision of becoming a leader in specialty fibrotic diseases. The strategic growth plan calls for targeted investments that will enable the company to:

•	Successfully commercialize Esbriet for IPF in its focus countries;

•	Expand the knowledge and use of Esbriet by introducing new formulations, conducting additional clinical studies, exploring possible new indications and implementing patient registries; and

•	Grow beyond Esbriet and beyond IPF, by developing compounds from internal R&D efforts and external business development that treat specific fibrotic indications with significant unmet medical need.

•	Also in November of 2013, InterMune announced significant progress in advancing the company’s strategic growth plan including:

•	Initiation in the third quarter of the PANORAMA clinical trial to evaluate the safety and tolerability of N-acetylcysteine (NAC) when added to Esbriet in IPF patients;

•	Initiation in October of the LOTUSS clinical trial to evaluate the safety and tolerability of Esbriet in patients with systemic sclerosis-related interstitial lung disease (SSc-ILD). SSc-ILD is an orphan disease with a prevalence approximately as large as that of IPF and with no approved therapies. In November, pirfenidone was granted orphan drug status for the treatment of SSc-ILD in the United States;

•	Development of an improved Esbriet formulation intended to enhance patient convenience and potentially lead to greater compliance and persistence;

•	Advancement to IND preparation stage of a second-generation pirfenidone compound (pirfenidone analog) which has demonstrated, in animals, greater potency, improved pharmacokinetics and improved dosing schedule and for which an IND filing is currently planned in approximately one year;

•	Advancement of an LPA-1 receptor program. LPA-1 is a bioactive lipid receptor that is implicated in fibrosis in numerous organ systems;

•	Progress in the company’s research efforts aimed at the discovery and evaluation of new compounds representing various antifibrotic mechanisms that have been shown to address important aspects of fibrotic pathophysiology;

•	More than a dozen scientific abstracts covering the company’s growing antifibrotic research and development pipeline have been submitted for presentation at the American Thoracic Society (ATS) meeting in May 2014.

Esbriet Fourth Quarter and Full-Year 2013 Unaudited Net Sales

Unaudited Esbriet revenue for the fourth quarter of 2013 totaled approximately $25.6 million, compared with $8.2 million in the fourth quarter of 2012, an increase of 212 percent. Unaudited Esbriet revenue totaled approximately $70.2 million for the full-year 2013, compared with $26.2 million in 2012, an increase of 168 percent. Higher revenues in both the three and 12-month periods of 2013 were driven by both increased penetration in countries in which Esbriet was launched in late 2011 or 2012 as well as additional launches of Esbriet in European countries and Canada during 2013.

Guidance for 2013 Operating Expenses

The company refined its financial guidance for 2013 operating expenses:

•	R&D expense: currently anticipated to be in the range of $110 to $115 million versus the previous guidance range of $100 to $120 million.

•	SG&A expense: currently anticipated to be in the range of $145 to $150 million versus the previous guidance range of $145 to $165 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in the range of $255 to $265 million compared to the previous guidance range of $245 to $285 million.

2014 Outlook and Milestones

•	Esbriet in Europe

•	The company expects to continue its growth of Esbriet revenue in the 13 of 15 targeted countries in which Esbriet has now been launched.

•	InterMune expects to have further information on the status of pricing and reimbursement of Esbriet in Spain and the Netherlands in the first half of 2014.

•	In late 2014, the company expects to begin commercializing Esbriet in other countries beyond its initial EU priority 15 countries.

•	InterMune currently has 170 employees in Europe and expects to expand its European commercial infrastructure to between 190 and 220 employees by the end of 2014 depending upon the need to support potential launches in Spain, the Netherlands and additional European countries beyond the initial first-priority 15 countries.

•	ASCEND and U.S. Pre-Launch Preparations

•	InterMune currently expects to report top-line results from ASCEND early in the second quarter of 2014 and to present study results at the May 2014 International Conference of the American Thoracic Society (ATS) in San Diego.

•	The company plans to provide a timeline for the Esbriet NDA resubmission when it announces the top-line results of ASCEND in the second quarter of 2014.

•	InterMune currently plans to expand its current U.S. commercial infrastructure in 2014 and to invest during the year in various pre-launch preparations for Esbriet. The majority of headcount additions are expected to occur in the second half of 2014 and are premised on certain key events such as the results of the ASCEND study, filing of the U.S. NDA resubmission and progress on regulatory milestones.

Guidance for 2014 Revenue and Operating Expenses

The company provided its forward-looking financial guidance for Esbriet revenue and operating expenses in 2014. The revenue projections underscore the strong momentum in Esbriet revenue growth. The operating expense guidance reflects the investment the company is making to simultaneously fund the continued growth of Esbriet revenue in the EU and Canada, build its U.S. commercial infrastructure to prepare for the expected U.S. launch of Esbriet and advance its growing antifibrotic R&D pipeline:

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Esbriet revenue: currently projected to be in a range of $115 to $135 million, compared to $70.2 million in 2013. The guidance range includes the recent decrease in the mandatory industry rebate in Germany from 16% to a maximum of 7% of gross revenues effective January 1, 2014. The revenue guidance range includes potential Esbriet revenues from Spain and the Netherlands and potential revenues in late 2014 from other countries beyond the first-priority 15 EU countries. InterMune expects to have additional clarity on the status of Esbriet reimbursement in Spain and the Netherlands during the first half of 2014. The revenue guidance also accounts for the projected time needed to address public reimbursement procedures in Canada before meaningful Esbriet revenues can be achieved in all provinces and territories in that country.

•	Research and Development (R&D) expense: currently anticipated to be in a range of $110 to $120 million. The anticipated increase of approximately 0-5 percent in R&D expense in 2014 when compared to 2013 is accounted for by a reduction in expense from the completion of the ASCEND trial in the second quarter of 2014 which is more than offset by several factors: increased expenses in 2014 related to the full-year effect on expenses of the RECAP study (during 2013, an increasing number of patients in the ASCEND study were enrolled into the open-label RECAP study); expenses related to the expected preparation, submission and prosecution of the Esbriet NDA resubmission; and new investments in the company’s advancing research, pre-clinical and clinical development programs focused on antifibrotic therapies as mentioned above.

•	Selling, General and Administrative (SG&A) expense: currently anticipated to be in a range of $210 to $225 million. The approximate 45-50 percent growth in SG&A expense in 2014 when compared to 2013 is anticipated to come from three areas in descending order of magnitude: infrastructure building and commercial pre-launch preparations for the expected launch of Esbriet in the United States in 2015; the full-year effect on 2014 expenses of commercial organizations that were established in the summer of 2013 in Italy and the UK and additional infrastructure to support the marketing of Esbriet in European countries beyond the company’s 15 initial targeted EU markets. Investments in the U.S. will be tied to certain key events such as the results of the ASCEND study, filing of the U.S. NDA resubmission and progress on regulatory milestones.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $320 to $345 million.

About ASCEND

ASCEND is a multinational, randomized, double-blind, placebo controlled Phase 3 trial of 555 patients designed to evaluate the safety and efficacy of Esbriet® (pirfenidone) in IPF patients with mild to moderate impairment in lung function. Patients were randomly assigned 1:1 to receive oral pirfenidone (2403 mg/day) or placebo. The primary endpoint is change in percent predicted forced vital capacity (FVC), with the primary outcome analysis a Rank ANCOVA at Week 52. The magnitude of effect will be presented as a categorical measure of the proportion of patients with decrements of less than 0% or greater than 10% at Week 52. The study was conservatively powered by estimating the treatment effect size of pirfenidone based on the results of the intent-to-treat analysis of the pooled results of the two CAPACITY Phase 3 studies at Week 52.

The two key secondary endpoints are change in six-minute walk test (6MWT) distance and progression-free survival, which will be based on the earliest of time to death, FVC decrement of 10% or greater, or decrement in 6MWT distance of 50 meters or more. Additional secondary endpoints in ASCEND include all-cause mortality and on-treatment IPF-related deaths (both evaluated independently in ASCEND as well as pooled with the previous CAPACITY data), and dyspnea. Based on the relatively low mortality rate in this patient population, ASCEND is not powered for the mortality endpoint, even after pooling with CAPACITY data.

Relative to InterMune’s two previous studies of pirfenidone in IPF (CAPACITY), the entry criteria for ASCEND were refined to enrich the study population for patients who are more likely to experience decline in lung function and disease progression during the study. This included modest changes to the eligibility criteria for FVC, DLco, FEV1/FVC ratio, and time since diagnosis. These changes increase the likelihood of demonstrating significant findings on multiple endpoints in ASCEND. The median baseline percent predicted FVC of patients enrolled in ASCEND is 68% compared with 73% in CAPACITY.

About IPF

Idiopathic pulmonary fibrosis (IPF) is an irreversible, unpredictable and ultimately fatal disease characterized by scarring (fibrosis) in the lungs, hindering the ability to process oxygen. IPF inevitably leads to worsening lung function and exercise tolerance, and shortness of breath.

Every IPF patient follows a different and unpredictable course and it is not possible to predict if a patient will progress slowly or rapidly, or when the rate of decline may change. Periods of transient clinical stability in IPF, should they occur, inevitably give way to continued disease progression. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20-40 percent, which makes IPF more rapidly lethal than many malignancies, including breast, ovarian and colorectal cancers. IPF typically occurs in patients over the age of 45, and tends to affect slightly more men than women.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, the company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive, irreversible, unpredictable and ultimately fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU and Canada. Esbriet® is not approved for sale in the United States but is currently in a Phase 3 clinical trial to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation InterMune’s expectations regarding continued growth of Esbriet revenue in 2014 and that cash flow from sales of Esbriet in Europe will fully support its European operations sometime in the latter half of 2014; InterMune’s expectation regarding the results of the ASCEND study, including the time of availability and announcement of top-line data from the study, and the prospects for success thereof; its anticipated timing of concluding pricing and reimbursement discussions and/or initiating commercial launches for Esbriet in various European countries, including the Netherlands and Spain, and expectations regarding the potential for sales in these countries to contribute to InterMune revenue; InterMune’s expectations regarding the timing of the reimbursement process in Canada; InterMune’s expectations regarding the advancement and timing of submission of an IND for a second-generation pirfenidone compound; InterMune’s expectations and belief of growing beyond Esbriet and IPF; its expectations regarding the growth of its European commercial infrastructure; InterMune’s expectations regarding the timing of building its U.S. commercial infrastructure and preparations for a pre-launch of Esbriet in the U.S.; its projected operating expense for 2013; and InterMune’s projected revenue from sales of Esbriet and operating expenses for 2014. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2013 (the “Form 10-K”), most recent quarterly report on Form 10-Q filed with the SEC on November 1, 2013 (the “Form 10-Q”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in Europe and Canada, including successfully establishing a commercial operation in Europe and Canada and receiving favorable governmental pricing and reimbursement approvals in the various European countries and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and Form 10-Q and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

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